Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 13, 2020, with respect to the audited financial statements of Odyssey group International, Inc. for the year ended July 31, 2020, included in Odyssey Group International, Inc.’s Annual Report on Form 10-K for the year ended July 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

March 17, 2021